Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-66905; Form S-8 No. 333-52866; Form S-8 No. 333-113390; Form S-8 No. 333-157721) pertaining to The Timken Company Voluntary Investment Pension Plan of our report dated June 20, 2018, with respect to the financial statements and schedule of The Timken Company Voluntary Investment Pension Plan included in this Annual Report (Form 11-K) as of and for the year ended December 31, 2017.

/s/ BOBER, MARKEY, FEDOROVICH & COMPANY

Akron, Ohio
June 20, 2018